Exhibit 99.1

     On March 1, 2000 OTC America Inc., issued the following press release:

OTC America Inc., Completes Acquisition of Regional Internet Service Provider Serving 11,600 Subscribers

March 1, 2000 09:02 AM DENVER, March 1 /PRNewswire/ -- OTC America Inc., OTCA a development stage company announced today that is has completed the previously announced acquisition of XTELEGENT WEB SOLUTIONS INC., a regional Internet Service Provider (ISP) based in central New York serving 11,600 subscribers.

XTELEGENT WEB SOLUTIONS INC., should create positive cash flow for OTC America Inc., based on present subscribers management expects to generate $2.0 million in revenue. "We are particularly excited about this acquisition not only because of the revenue it is expected to generate, but because of the number of initial subscribers XTELEGENT WEB SOLUTIONS INC., adds to that area of our business," said OTC America's CEO and President Randy Phillips.

Financial terms of the agreement, OTC America will issue 325,000 shares of restricted common stock and assume all debt obligations which includes the approximate $1.5 million advance to XTELEGENT WEB SOLUTIONS INC., by OTC America Inc., (see OTC America's 10Q filed 2.25.00). An 8-k will be filed with the Securities and Exchange Commission with in two (2) weeks.

The addition of Xiaolin Zhang as Executive Vice President and Chief Technology Officer (CTO) and Terri Cole, Assistant Vice-President, Charles Kastler, General Manager, and Ken McKitrick, Senior Network Engineer, will allow OTC America, to execute its plan of consolidating ISP's in niche markets.

"SAFE HARBOR" for Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward- looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from the results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand, our ability to hire and retain technical staff, market competition, the company's ability to acquire businesses at fair prices, its ability to fund future operations and its ability to operate at a profit.